                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2) )
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                      AMERICAN MORTGAGE ACCEPTANCE COMPANY
--------------------------------------------------------------------------------
                 Name of Registrant as Specified in its Charter

--------------------------------------------------------------------------------
      Name of Person(s) Filing Proxy Statement if other than the Registrant

Payment of Filing Fee (Check Appropriate Box):

[X] No fee required
[ ] Fee computed on table below per exchange Act Rules 14a-6 (i) (1) and 0-11.

   (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
--------------------------------------------------------------------------------
   (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

   (5) Total fee paid:
--------------------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
--------------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

   (3) Filing Party:
--------------------------------------------------------------------------------

   (4) Date File:
--------------------------------------------------------------------------------

                                AMERICAN MORTGAGE
                               ACCEPTANCE COMPANY
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       ON
                                  JUNE 12, 2001

                            ------------------------


                                                                  April 30, 2001
To the Shareholders of American Mortgage Acceptance Company:

         NOTICE IS HEREBY GIVEN THAT the 2001 Annual Meeting of American Mortgage Acceptance Company ("AMAC") will be held Tuesday, June 12, 2001 at 10:00 A.M. (local time), at the American Stock Exchange, 86 Trinity Place, New York, New York for the following purposes:

         (1) The election of three (3) Trustees for a term of one year to expire in 2002.

         (2) The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Trustees recommends a vote "FOR" each of the listed nominees. The accompanying proxy statement contains additional information and should be carefully reviewed by shareholders.

         The Board of Trustees has fixed the close of business on April 16, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                           By Order of the Board of Trustees


                                           /s/ Stuart J. Boesky
                                           ------------------------------
                                           Stuart J. Boesky
                                           President and Chief Executive Officer


         IT IS MOST IMPORTANT THAT YOU COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED STAMPED, SELF-ADDRESSED PROXY CARD.

         YOUR FAILURE TO PROMPTLY RETURN THE PROXY INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

         YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD RETURN THE PROXY CARD WHETHER OR NOT YOU ATTEND THE MEETING.

                      AMERICAN MORTGAGE ACCEPTANCE COMPANY
                               625 MADISON AVENUE
                            NEW YORK, NEW YORK, 10022
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 ---------------
                                  INTRODUCTION

         The accompanying form of proxy is solicited on behalf of the Board of Trustees (the "Board of Trustees", each individual trustee serving thereon, a "Trustee") of American Mortgage Acceptance Company ("AMAC" or the "Company") for use at the Annual Meeting of Shareholders of AMAC (the "Meeting") to be held Tuesday, June 12, 2001 at 10:00 A.M. (local time), at the American Stock Exchange, 86 Trinity Place, New York, New York and at any adjournment or postponement thereof. AMAC has first mailed these proxy materials to holders (the "Shareholders") of shares of beneficial interest in AMAC (the "Shares"), on or about May 1, 2001. AMAC's executive offices are located at 625 Madison Avenue, New York, New York 10022 (telephone: (212) 588-1765). Shareholders of record at the close of business on April 16, 2001 (the "Record Date") will be entitled to vote at the Meeting or at any adjournment or postponement thereof.

         Shares represented by properly executed proxy cards received by AMAC at or prior to the Meeting will be voted according to the instructions indicated on the proxy card. If no instructions are given, the persons named on the proxy card intend to vote the Shares so represented "FOR" the election of each of the nominees for re-election as Trustees.

         Proxies may be revoked by those persons executing proxies at any time before the authority granted thereby is exercised by delivering to AMAC's secretary at or prior to the Meeting a written notice of revocation bearing a later date than the date of the proxy, duly executing a subsequently dated proxy with respect to the same Shares represented by the proxy and delivering it to AMAC's secretary at or before the Meeting or attending the Meeting and voting in person, although attendance at the Meeting will not, by itself, constitute revocation. Any written notice revoking a proxy should be delivered at or prior to the Meeting to the attention of the secretary, American Mortgage Acceptance Company, 625 Madison Avenue, New York, New York 10022.

         The Board of Trustees recommends a vote "FOR" each of the Trustees.

         As of April 16, 2001 approximately 3,838,630 Shares of AMAC were outstanding, with each Share entitled to one vote on all matters that may come before the Meeting.


                                   MANAGEMENT
TRUSTEES AND OFFICERS

         The Board of Trustees directs the management of the business of AMAC, but retains Related AMI Associates, Inc. (the "Advisor") to manage the Company's day-to-day affairs. The Board of Trustees delegates to the Advisor responsibilities with respect to, among other things, overseeing the portfolio of assets of AMAC and acquiring and disposing of investments. During 2000, the Board of Trustees held fourteen meetings, the Audit Committee held four meetings and the Compensation Committee did not hold any meetings. The average attendance in the aggregate of the total number of Board of Trustees and committee meetings was 91%.


The Trustees and Executive Officers of AMAC are as follows:

                                                               Year First Became
NAME                  AGE          OFFICE HELD                 OFFICER/TRUSTEE          TERM EXPIRES
----                  ---          -----------                 ---------------          ------------

Stuart J. Boesky .... 44       Chairman of the Board,
                               Chief Executive Officer and
                               President                             1991                   2001

Peter T. Allen ...... 55       Managing Trustee                      1991                   2001

Arthur P. Fisch ..... 59       Managing Trustee                      1991                   2001

Alan P. Hirmes ...... 46       Senior Vice President                 1991                     --

Denise L. Kiley ..... 41       Senior Vice President                 1999                     --

Marc D. Schnitzer ... 40       Senior Vice President                 1999                     --

Michael I. Wirth .... 42       Senior Vice President and
                               Chief Financial Officer               2000                     --

Bruce H. Brown ...... 47       Senior Vice President                 1999                     --

Steven B. Wendel .... 38       Senior Vice President                 1999                     --

Mark J. Schlacter ... 50       Vice President                        1993                     --

John J. Sorel ....... 40       Vice President                        1999                     --

Gary Parkinson ...... 52       Controller                            1997                     --

Teresa Wicelinski ... 35       Secretary                             1998                     --

------------------------
Biographical information with respect to Messrs. Boesky, Allen and Fisch is set forth under "PROPOSAL BEFORE THE MEETING " below.

         ALAN P. HIRMES is a Senior Vice President of AMAC and is the Senior Vice President of the Advisor. Mr. Hirmes is also the sole shareholder of one of the general partners of Related Capital Company ("Related"), the financial services affiliate of The Related Companies, L.P. ("TRCLP")and is a Senior Managing Director of Related, where he is responsible for overseeing the portfolio management, finance and accounting departments and the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Prior to joining Related in October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the Board of Trustees of Charter Municipal Mortgage Acceptance Company ("CharterMac") and Aegis Realty, Inc. ("Aegis"), two companies that are also advised by affiliates of the Advisor.

         DENISE L. KILEY is a Senior Vice President of AMAC and is a Managing Director of Related, responsible for overseeing the underwriting and asset management departments. Ms. Kiley oversees the underwriting approval of all real estate properties invested in Related sponsored corporate, public and private equity and debt funds. Prior to joining Related in 1990, Ms. Kiley had experience acquiring, financing and managing the assets of multifamily residential properties. From 1981 through 1985 she was an auditor with a national accounting firm. Ms. Kiley holds a Bachelor of Science degree in Accounting from Boston College and is a Member of the Affordable Housing Roundtable.

         MARC D. SCHNITZER is a Senior Vice President of AMAC. Mr. Schnitzer is also a Managing Director of Related and the Director of Related's Tax Credit Acquisitions Group. Mr. Schnitzer received a Master of Business Administration degree from The Wharton School of The University of Pennsylvania in December 1987, and joined Related in January, 1988. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst in the Fixed Income Research Department of The First Boston Corporation in New York. Mr. Schnitzer received a Bachelor of Science degree, summa cum laude, in Business Administration from the School of Management at Boston University.

         MICHAEL I. WIRTH is the chief financial officer and senior vice president of AMAC. Mr. Wirth is also a senior vice president of Related. Mr. Wirth joined Related in August, 2000. Prior to Related, Mr. Wirth was a vice president in the real estate group at CGA Investment Management where he was responsible for the underwriting, investment and management of all commercial real estate debt investments made by the company. Prior to CGA, Mr. Wirth spent 4 years as a senior manager at Deloitte & Touche in the realty consulting group and technology solutions practice and 5 years as a senior manager and national director to the financial services industry at The Roulac Group of Deloitte & Touche. Mr. Wirth received a Bachelors in Business Administration from Georgia State University. He has been a Certified Public Accountant since 1986.

         BRUCE H. BROWN is a Senior Vice President of AMAC. Mr. Brown is also a Senior Vice President of Related and is the director of Related's Portfolio Management Group. He is responsible for overseeing the administration of the firm's public registered debt and equity affiliates encompassing the monitoring of the performance of each entity and each investment. He is also responsible for Related's loan servicing activities with respect to the firm's portfolio of tax exempt first mortgage bonds and FNMA/GNMA insured and co-insured loan portfolio. Prior to joining Related in 1987, Mr. Brown was a real estate lending officer at the United States Trust Company of New York and previously held management positions in the hotel and resort industry with Helmsley-Spear and Westin Hotels. Mr. Brown graduated from Colgate University with a Bachelor of Arts degree.

         STEVEN B. WENDEL is a Senior Vice President of AMAC and is responsible for the origination and acquisition of AMAC's mortgage products. Mr. Wendel is also a Senior Vice President of Related. Prior to joining Related in June, 1999, Mr. Wendel was a Managing Director of the commercial loan origination and securitization program at ContiFinancial Corporation, which originated approximately $2.6 billion of commercial loans. From 1989-1992, Mr. Wendel was a senior associate of the structured finance/MBA rotational program at Coopers & Lybrand. From 1987-1989, he was a consultant at Martin E. Segal Company, and from 1984-1987, he was a pricing analyst at Metropolitan Life Insurance Company. Mr. Wendel holds his Masters in Business Administration from the Stern School of Business Administration at New York University and his Bachelor of Arts in economics from the University of Pennsylvania.

         MARK J. SCHLACTER is a Vice President of AMAC and is responsible for AMAC's FHA mortgage acquisitions program. Mr. Schlacter is also a Vice President of Related and has been with Related since June 1989. Prior to joining Related, Mr. Schlacter garnered 16 years of direct real estate experience covering retail and residential construction, single and multifamily mortgage origination and servicing, commercial mortgage origination and servicing, property acquisition and financing, and mortgage lending program underwriting and development. He was a Vice President with Bankers Trust Company from 1986 to June 1989, and held prior positions with Citibank, Anchor Savings Bank and the Pyramid Companies covering the 1972-1986 period. Mr. Schlacter holds a Bachelor of Arts degree in Political Science from Pennsylvania State University.

         JOHN SOREL is a Vice President of AMAC and is a Vice President of Related. Mr. Sorel is responsible for overseeing construction risk management for AMAC. Prior to joining Related in November, 1999, Mr. Sorel was a Vice President for BankBoston in their real estate department from 1993-1999, where he originated and managed over $150 million of corporate and construction loan facilities for the low income housing tax credit industry. From 1991-1993, Mr. Sorel worked as an Assistant Vice President for Recoll Management. Mr. Sorel holds a Bachelor of Arts degree in Economics from Syracuse University.

         GARY PARKINSON is the controller of AMAC. Mr. Parkinson is also an Assistant Vice President of Related. Mr. Parkinson has been Certified Public Accountant in New York since 1987. Prior to joining Related in September 2000, Mr. Parkinson was employed by American Real Estate Partners, L.P. from July 1991 to September 2000, Integrated Resources, Inc. from August 1988 to July 1991 and Ernst and Young from September 1984 to August 1988. Mr. Parkinson graduated from Northeastern University and The Johnson Graduate School of Business at Cornell University.

         TERESA WICELINSKI is the Secretary of AMAC. Ms. Wicelinski joined Related in June 1992, and prior to that date was employed by Friedman, Alprin & Green, certified public accountants. Ms. Wicelinski graduated from Pace University with a Bachelor of Arts Degree in Accounting.

COMMITTEES OF THE BOARD OF TRUSTEES

         The Board of Trustees has standing Audit and Compensation Committees. The Audit Committee's duties include the review and oversight of all transactions with affiliates of AMAC, the periodic review of AMAC's financial statements and meetings with AMAC's independent auditors. The Audit Committee is comprised of Messrs. Allen and Fisch and had four meeting during AMAC's fiscal year ended December 31, 2000.

         The Compensation Committee's duties include the determination of compensation, if any, of AMAC's executive officers and of the Advisor and the administration of AMAC's Incentive Share Option Plan. The Compensation Committee is comprised of Messrs. Allen and Fisch and did not hold any meetings during AMAC's fiscal year ended December 31, 2000. The Compensation Committee must have at least two members, each of which must be Independent Trustees.

THE ADVISOR

         The directors and executive officers of Related AMI Associates, Inc., are set forth below. These officers of the Advisor may also provide services to AMAC on behalf of the Advisor.


RELATED AMI ASSOCIATES, INC.
                                                                    YEAR FIRST BECAME
NAME                    AGE          OFFICES HELD                    OFFICER/MEMBER
----                    ---          ------------                    --------------
Stuart J. Boesky ......  44    Director and President                   1991

Alan P. Hirmes ........  46    Senior Vice President                    1991

Michael J. Brenner ....  54    Director                                 1999

Gary Parkinson ........  52    Treasurer                                2000

Teresa Wicelinski .....  35    Secretary                                1998

---------------------
Biographical information with respect to Messrs. Hirmes and Parkinson and Ms. Wicelinski is set forth above and with respect to Mr. Boesky is set forth under "PROPOSAL BEFORE THE MEETING", below.

         MICHAEL J. BRENNER is a Director of the Advisor, and is the Executive Vice President and Chief Financial Officer of TRCLP. Prior to joining TRCLP in 1996, Mr. Brenner was a partner with Coopers & Lybrand, having served as managing partner of its Industry Programs and Client Satisfaction initiatives from 1993-1996, managing partner of the Detroit group of offices from 1986-1993 and Chairman of its National Real Estate Industry Group from 1984-1986. Mr. Brenner graduated summa cum laude from the University of Detroit with a Bachelors degree in Business Administration and from the University of Michigan with a Masters of Business Administration, with distinction. Mr. Brenner also serves on the Board of Directors of Aegis and the Board of Trustees of CharterMac.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         AMAC has and will continue to have certain relationships with the Advisor and its affiliates. However, there have been no direct financial transactions between AMAC and its Trustees and officers or the directors and officers of the Advisor.

         AMAC and the Advisor entered into an Advisory Agreement pursuant to which the Advisor is obligated to use its best efforts to seek out and present to AMAC, whether through its own efforts or those of third parties retained by it, suitable and a sufficient number of investment opportunities which are consistent with the investment policies and objectives of AMAC and consistent with such investment programs as the Board of Trustees may adopt from time to time in conformity with AMAC's Trust Agreement.

         Although the Board of Trustees has continuing exclusive authority over the management of AMAC, the conduct of its affairs and the management and disposition of AMAC's assets, the Board of Trustees has initially delegated to the Advisor, subject to the supervision and review of the Board of Trustees and consistent with the provisions of the Trust Agreement, the power and duty to: (i) obtain for AMAC, furnish and/or supervise the services necessary to perform any ministerial functions in connection with the management of the day-to-day operations of AMAC subject to the supervision of the Trustees; (ii) seek out and present to AMAC, whether through its own efforts or those of third parties retained by it, suitable and a sufficient number of investment opportunities which are consistent with the investment objectives and policies of AMAC as adopted by the Trustees from time to time; (iii) exercise absolute discretion, subject to the Trustees' review, in decisions to originate, acquire, retain, sell or negotiate for the prepayment or restructuring of mortgages and other investments of AMAC;
(iv) recommend investment opportunities consistent with AMAC's investment objectives and policies and negotiate on behalf of AMAC with respect to potential investments or the disposition thereof; (v) upon request, cause an Affiliate to serve as the mortgagee of record for the Mortgages of AMAC if such Affiliate is qualified to do so and in that capacity to hold escrows on behalf of mortgagors in connection with the servicing of mortgages, which it may deposit with various banks including banks with which it may be affiliated; (vi) obtain for AMAC such other services as may be required in acquiring or disposing of investments, disbursing and collecting the funds of AMAC, paying the debts and fulfilling the obligations of AMAC, and handling, prosecuting and settling any claims of AMAC, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (vii) obtain for AMAC such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of AMAC; (viii) evaluate, structure and negotiate potential prepayments or sales of mortgages and other investments and, if applicable, coordinate with government agencies and Fannie Mae and Freddie Mac in connection therewith; (ix) monitor annual Participating Interest Payments, monitor operations and expenses of the Developments, and verify computations of annual Participating Interest Payments; (x) from time to time, or as requested by the Trustees, make reports to AMAC as to its performance of the foregoing services; (xi) do all things necessary to assure its ability to render the services contemplated herein.

         The Advisory Agreement is renewed annually by AMAC, subject to an evaluation of the performance of the Advisor by the Board of Trustees. The Advisory Agreement may be terminated (i) without Cause by the Advisor or (ii) for Cause by a majority of the Independent Trustees, each without penalty, and each upon 60 days' prior written notice to the non-terminating party.

         Pursuant to the terms of the Advisory Agreement, the Advisor is entitled to receive the fees and other compensation set forth below:


FEES/COMPENSATION/POINTS*           AMOUNT
-------------------------           ------
Asset Management Fee .............. equal to .625% on existing Original Mortgage Investments; .355% on new
                                    Original Mortgage Investments; .355% on investment grade Additional
                                    Mortgage Investments; .750% on non-investment grade Additional Mortgage
                                    Investments; and 1.000% on unrated Additional Mortgage Investments.**

Annual Incentive Fee .............. equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds
                                    From Operations of the Company (before the incentive fee) per Share (based on the weighted average number Shares outstanding) plus (b) gains (or minus losses) from  debt restructuring and sales of property per Share (based on the weighted average number of Shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per Share of the initial
                                    Offering (i.e. $20 per Share) and the prices per Share of any secondary offerings by the Company multiplied by (b) the Ten-Year U.S. Treasury Rate plus two percent per annum, multiplied by (B) the weighted average number of shares outstanding during such year. The Advisor will not receive this fee unless the Shareholders have received a minimum annual distribution of $1.45 per Share.

Origination Points ................ paid by borrowers with respect to first $100 million of new Mortgage Investments
                                    (1% of principal amount to Advisor, balance to Company). Thereafter, 100% of all origination points will be earned and retained by the Company.


FEES/COMPENSATION/POINTS*           AMOUNT
-------------------------           ------
Special Servicing Fees ............ Related Mortgage Company, an affiliate of the Advisor, will receive fees from the
                                    Company to the extent that it acts as a special servicer with respect to the
                                    Mortgage Loans underlying CMBS in which the Company owns a Subordinated Interest.
                                    Those fees would be i) a special servicing fee equal to 25 basis points per annum paid on the specially serviced loan, (ii) a work-out fee equal to 1% of collections on loans which return to current status and remain current for three consecutive months, and (iii) liquidation fees equal to 1% of net proceeds from any specially serviced mortgage loan or real estate owned property.

Operating Expense Reimbursement ... for direct expenses incurred by the Advisor in an amount not to exceed $200,000 per annum (subject to increase based on increases in AMAC's and its respective subsidiaries' assets and to annual increases based upon increases in the Consumer
                                    Price Index).

Incentive Share Options ........... the Advisor may receive options to acquire additional Shares pursuant to AMAC's
                                    Incentive Share Option Plan only if AMAC's distributions in any year exceed $1.45 per
                                    Share, and the Compensation Committee of the Board of Trustees determines to grant such options.

---------------
* The Advisor is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

** "Original Mortgage Investments" means investments authorized under the AMAC's original investment policy, which include originated Mortgages, acquired Mortgages and additional loans (and within such terms are also included REMICS, CMOs, GNMA, FHA and FHLMC Pass-Through Certificates). "Additional Mortgage Investments" shall mean uninsured mortgage loans, construction loans, bridge loans, mezzanine loans, mortgage derivatives, commercial mortgage backed securities ("CMBS") subordinated interests (including subordinated interests in CMBS).

         The Advisor may engage in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by AMAC, or act as Advisor to any other person or entity having investment policies whether similar or dissimilar to those of AMAC. Before the Advisor, the officers and directors of the Advisor and all persons controlled by the Advisor and its officers and directors may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present such investment opportunity to AMAC if (i) such opportunity is of a character which could be taken by AMAC, (ii) such opportunity is compatible with AMAC's investment objectives and policies and (iii) AMAC has the financial resources to take advantage of such opportunity.

         The Trust Agreement and Advisory Agreement provide that AMAC will indemnify the Advisor and its affiliates under certain circumstances.

         The Advisor is entitled to subcontract its obligations under the Advisory Agreement to an affiliate. In accordance with the foregoing, the Advisor has assigned its rights and obligations to Related.

         INFORMATION REGARDING OTHER COMPANIES MANAGED BY AFFILIATES OF OUR ADVISOR. On or about February 8, 2001, a complaint was filed in the New York Supreme Court, County of New York, against the external advisor of Aegis. Also named as defendants in the suit were certain affiliates of Aegis' advisor and Messrs. Boesky, Hirmes, Ross, Brenner, Allen and Fisch, each of whom (other than Messrs. Hirmes, Brenner and Ross) is a trustee of the Company. Aegis was also named as a nominal defendant. The action is entitled Paul v. The Related Companies, L.P., et al., Index No. 01-600669, and is purportedly a class and derivative action. On or about March 23, 2001 a second action, entitled Schnipper v. Aegis Realty, Inc., et al., Case No. 219736-V, was filed in the Circuit Court for Montgomery County, Maryland against Aegis and each of Aegis' five directors (Messrs. Boesky, Brenner, Hirmes, Allen and Fisch). Schnipper is purportedly brought as a class action. On or about April 2, 2001 a third action, entitled Opportunity Partners, L.P. v. Stuart J. Boesky, et al., Civ. No. 24-C-01-001579, was filed in the Circuit Court for Baltimore County, Maryland against, among others, Aegis, each of its five directors, and Aegis' external advisors, which are affiliates of our Advisor. Opportunity Partners is purportedly a class and derivative action.

         Each of these three actions challenges Aegis' proposed acquisition of a property portfolio and development business owned by a third party, which transaction also involves the termination by Aegis of its external advisory agreements with affiliates of the Advisor and purchase by Aegis of various assets owned by those external advisors. Each suit alleges that the defendants breached their fiduciary duties to the Aegis stockholders by, among other things, committing Aegis to pay unwarranted fees and other consideration to affiliates of the Advisor. All three actions seek money damages, injunctive and declaratory relief and attorneys' fees. The transaction at issue in each suit, however, was approved by Aegis' independent directors (Messrs. Allen and Fisch), who first obtained legal advice and two fairness opinions from nationally recognized investment banking firms before approving those transactions. Additionally, the transaction at issue is subject to Aegis stockholder approval after proxy materials describing that transaction are disseminated to the Aegis stockholders. The defendants have advised the Company that they intend to defend all three actions vigorously. The defendants filed motions to dismiss the complaint in Paul on or about April 16, 2001. Not all of the defendants have been served yet in Schnipper and Opportunity Partners and the time to answer for the defendants that have been served has not yet expired.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of April 16, 2001, one person was known by AMAC to be the beneficial owner of more than five percent of the outstanding Shares of AMAC.

                                                    AMOUNT AND NATURE OF
NAME AND ADDRESS                                     BENEFICIAL OWNERSHIP       PERCENT OF CLASS
----------------                                    ---------------------       ----------------
J. Michael Fried
Phoenix Realty Group
535 Madison Avenue
New York, NY 10022 ..............................      191,975 Shares1 2              5.00%

-------------------
1 48,308 of these Shares are owned by the Advisor, of which Mr. Fried has a 19.2% economic interest.
2 The ownership of Common Shares reported herein is based upon 13-D filings with the Securities and Exchange Commission (the "Commission").

         As of April 16, 2001, Trustees and senior officers of AMAC and members and senior officers of the Advisor own directly or beneficially Shares of AMAC as follows:


                                                                    AMOUNT AND NATURE OF
NAME                               TITLE                            BENEFICIAL OWNERSHIP       PERCENT OF CLASS
----                               -----                            --------------------       ----------------
Stephen M. Ross ................   Majority shareholder of
                                   the Advisor                        48,308 Shares 2                1.26%

Alan P. Hirmes .................   Senior Vice President              60,308 Shares 1                1.57%
                                   of AMAC and SVP of
                                   the Advisor

Stuart J. Boesky ...............   Chairman, President and            66,808 Shares 1                1.74%
                                   CEO of AMAC and Director
                                   and President of the Advisor

Peter T. Allen .................   Trustee of AMAC                         0 Shares                    --

Arthur P. Fisch ................   Trustee of AMAC                         0 Shares                    --

Michael I. Wirth ...............   CFO & SVP of AMAC                   1,500 Shares                     *

Denise Kiley ...................   Senior VP of AMAC

Bruce H. Brown .................   Senior VP of AMAC                       0 Shares                    --

Steven B. Wendel ...............   Senior VP of AMAC                       0 Shares                    --

All Senior Officers and Trustees of AMAC
and the Advisor as a group (13 persons)                               80,308 Shares 1                2.09%
-----------------------

1 48,308 of these Shares are owned by the Advisor, of which Messrs. Ross, Hirmes, and Boesky are majority owners.
*    Less than 1% of the Shares outstanding


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires AMAC's officers and trustees, and persons who own more than ten percent of a registered class of AMAC's equity securities, to file reports of ownership and changes in ownership with the Commission. These persons are required by regulation of the Commission to furnish AMAC with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, AMAC believes that during the fiscal year ended December 31, 2000, AMAC's officers, trustees and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                           PROPOSAL BEFORE THE MEETING

ELECTION OF TRUSTEES

         At the Meeting, three Trustees are to be elected for one-year terms expiring in 2002. All of the nominees are currently Trustees of AMAC. Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of the Shareholders whether present in person or by proxy).

         Unless Shareholders otherwise specify, the Shares represented by the proxies will be voted "FOR" the indicated nominees for election as Trustees. If for any reason any of the nominees become unavailable for election, the proxies solicited will be voted for such nominees as are selected by the Board of Trustees. The Board of Trustees has no reason to believe that any of the nominees will be unable or unwilling to continue to serve as a Trustee if elected. However, in the event that any nominee should be unable or for good cause unwilling to serve, the Shares represented by proxies received will be voted for another nominee selected by the Board of Trustees. THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES.

         The following table sets forth information with respect to each nominee nominated to serve as a Trustee for a term to expire in 2002.


NAME OF TRUSTEE/
NOMINEE FOR ELECTION        AGE    PRINCIPAL OCCUPATION
--------------------        ---    --------------------
Stuart J. Boesky ........... 44    Mr. Boesky is Chairman, the President and Chief Executive Officer of
                                   AMAC and is the President and Director of the Advisor.  Mr. Boesky
                                   practiced real estate and tax law in New York City with the law firm of
                                   Shipley & Rothstein from 1984 until February 1986 when he joined
                                   Related.  From 1983 to 1984, Mr. Boesky practiced law with the Boston law firm of Kaye, Fialkow, Richmond & Rothstein (which subsequently merged with Stroock & Stroock & Lavan) and from 1978 to 1980 was a consultant specializing in real estate at the accounting firm of
                                   Laventhol & Horwath.  Mr. Boesky is the sole shareholder of one of the general partners of Related.  Mr. Boesky graduated from Michigan State
                                   University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree.  He then received a Master of Laws degree in Taxation from Boston University School of Law.  Mr. Boesky also serves on the Board of Directors of Aegis and the Board of
                                   Trustees of CharterMac.

Peter T. Allen ............ 55     Mr. Allen is a Trustee and is the President of Peter Allen &
                                   Associates, Inc., a real estate development and management firm, in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties.  Mr. Allen has also been an
                                   Adjunct Professor of the Graduate School of Business at the University
                                   of Michigan since 1981.  Mr. Allen received a Bachelor of Arts Degree in history/economics from DePauw University and a Masters Degree in
                                   Business Administration with Distinction from the University of
                                   Michigan.  Mr. Allen has been an Independent Director since 1991 and is a member of the Audit and Compensation Committees.  Mr. Allen also serves on the Board of Trustees of CharterMac and on the Board of
                                   Directors of Aegis.



Arthur P. Fisch ........... 59     Mr. Fisch is a Trustee and is an attorney in private practice specializing in real property and securities law since October 1987, with Arthur P. Fisch, P.C. and Fisch & Kaufman.  From 1975-1987, Mr.
                                   Fisch was employed by E.F. Hutton & Company, serving as First Vice
                                   President in the Direct Investment Department from 1981-1987 and associate general counsel from 1975-1980 in the legal department.  As
                                   First Vice President, he was responsible for the syndication and acquisition of residential real estate.  Mr. Fisch received a B.B.A.
                                   from Bernard Baruch College of the City University of New York and a
                                   Juris Doctor degree from New York Law School.  Mr. Fisch is admitted to practice law in New York and Pennsylvania.  Mr. Fisch has been an
                                   Independent Director since 1991 and is a member of the Audit and
                                   Compensation Committees.  Mr. Fisch also serves on the Board of
                                   Trustees of CharterMac and the Board of Directors of Aegis.

                             EXECUTIVE COMPENSATION

TRUSTEES AND MANAGEMENT

         AMAC has eleven executive officers and three Trustees (two of whom are Independent Trustees). AMAC does not pay or accrue any fees, salaries or other forms of compensation to its officers other than options which may be received under the Share Option Plan. Independent Trustees receive compensation for serving as Independent Trustees at the rate of $10,000 per year payable in cash, in addition to an expense reimbursement for attending meetings of the Board of Trustees.

         The Advisor, at its expense, provides all personnel necessary to conduct AMAC's regular business. The Advisor receives various fees for advisory and other services performed under the Advisory Agreement, as further described in the "MANAGEMENT - Certain Relationships and Related Transactions" section of this Proxy Statement. An affiliate of the Advisor pays all salaries, bonuses and other compensation (other than options which may be received under the Share Option Plan) to the officers of AMAC and the Advisor. Certain members and officers of the sole general partner of the Advisor and certain officers of AMAC receive compensation from the Advisor and its affiliates for services performed for various affiliated entities, which may include services performed for AMAC. Such compensation may be based in part on the performance of AMAC; however, the Advisor believes that any compensation attributable to services performed for AMAC is immaterial.

SHARE OPTION PLAN

         AMAC has adopted an Incentive Share Option Plan (the "Plan"), the purpose of which is (i) to attract and retain qualified persons as trustees and officers and (ii) to incentivize and more closely align the financial interests of the Advisor and its employees and officers with the interests of the Shareholders by providing the Advisor with substantial financial interest in AMAC's success. The Compensation Committee, which is comprised of Messrs. Allen and Fisch, administers the Plan. Pursuant to the Plan, if AMAC's distributions per Share in the immediately preceding calendar year exceed $1.45 per Share, the Compensation Committee has the authority to issue options to purchase, in the aggregate, that number of Shares which is equal to three percent of the Shares outstanding as of December 31 of the immediately preceding calendar year (or in the initial year, as of December 31, 1999), provided that the Compensation Committee may only issue, in the aggregate, options to purchase a maximum number of Shares over the life of the Plan equal to 383,863 Shares ( i.e. 10% of the Shares outstanding on December 31, 1999.)

         Subject to the limitations described in the preceding paragraph, if the Compensation Committee does not grant the maximum number of options in any year, then the excess of the number of authorized options over the number of options granted in such year will be added to the number of authorized options in the next succeeding year and will be available for grant by the Compensation Committee in such succeeding year.

         All options granted by the Compensation Committee will have an exercise price equal to or greater than the fair market value of the Shares on the date of the grant. The maximum option term is ten years from the date of grant. All Share options granted pursuant to the Incentive Share Option Plan may vest immediately upon issuance or in accordance with the determination of the Compensation Committee. No options were granted for the year ended December 31, 1999. In 2000, AMAC distributed $1.45 per Share; therefore, the Compensation Committee is not authorized to issue options for the year ended December 31, 2000.

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee is comprised of two Independent Trustees (Messrs. Allen and Fisch). The role of the Compensation Committee is to administer the policies governing the Plan. Because AMAC does not pay salaries and bonuses to the officers of AMAC or the Advisor, the Compensation Committee does not determine executives' salary levels. Subject to the restrictions contained in the Plan, option compensation is intended to be set at a level competitive with the amounts paid to the management of similarly sized companies in similar industries. The Committee also evaluates the performance of management when determining the number of options to be issued.

         AMAC's grants of stock options are structured to link the compensation of the officers of AMAC and the officers of the Advisor with AMAC's performance. Through the establishment of the Plan, AMAC has aligned the financial interests of its executives (and the executives of the Advisor) with the results of AMAC's performance, which is intended to enhance Shareholder value. The Compensation Committee may only grant options if certain performance levels are met and is limited in the number of options which may be granted each year (See "Share Option Plan" above). The amount of options which may be granted will be set at levels that the Compensation Committee believes to be consistent with others in AMAC's industry, with such compensation contingent upon AMAC's level of annual and long-term performance.

         Section 162 (m) was added to the Internal Revenue Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162 (m) limits the deduction for compensation paid to the Chief Executive Officer and the other executive officers to the extent that compensation of a particular executive exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Code and related regulations. It is AMAC's goal to have compensation paid to its five most highly compensated officers qualify as performance based compensation deductible for federal income tax purposes under Section 162 (m). Given the fact that AMAC is externally managed and the only compensation that currently may be paid to its executives are options pursuant to the Plan, it is unlikely that Section 162 (m) will present any concerns.

                                                   COMPENSATION COMMITTEE

                                                   Peter T. Allen
                                                   Arthur P. Fisch

AUDIT COMMITTEE CHARTER

         On June 14, 2000, the Board of Trustees adopted the following Audit Committee Charter. The Audit Committee Charter will be reviewed, updated and approved by the Board of Trustees each year:

         ROLE AND INDEPENDENCE

                  The audit committee, of the Board of Trustees of American Mortgage Acceptance Company (the "Company"), assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and other such duties as directed by the board. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on the Committee as set forth in the corporate governance standards of the American Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors, if any, and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

                  The Board of Trustees shall appoint one member of the Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board of Trustees. The chairperson will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

         RESPONSIBILITIES

                  The Committee's primary responsibilities include:

                      Recommending to the Board the independent accountant to be selected or retained to audit the financial statements of the Company. In so doing, the Committee will request from the auditor a written affirmation, consistent with Independence Standards Board Standard 1, that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the Board any actions necessary to oversee the auditor's independence.

                      Overseeing the independent auditor relationship by
                  discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

                      Reviewing the audited financial statements and discussing
                  them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

                      Reviewing with management and the independent auditor the
                  quarterly financial information prior to the Company's filing of Form 10-Q. This review may be performed by the Committee or its chairperson.

                      Discussing with management, the internal auditors, if any, and the external auditors the quality and adequacy of the Company's internal controls.

                      Discussing with management the status of pending
                  litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

                      Reporting Committee activities to the full Board and
                  issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

                      The Committee's job is one of oversight. Management is
                  responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff, if any) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurances as to the financial statements and other financial information provided by the Company to its shareholders and others.

AUDIT COMMITTEE REPORT

         The Audit Committee of AMAC's Board of Trustees has issued the following report with respect to the audited financial statements of the Company for the fiscal year ended December 31, 2000:

o The Audit Committee has reviewed and discussed with AMAC's management the Company's fiscal 2000 audited financial statements;

o The Audit Committee has discussed with Deloitte & Touche LLP (AMAC's independent auditors) the matters required to be discussed by Statement on Auditing Standards No. 61 as amended by SAS No. 90;

o The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1 (which related to the auditors' independence from the Company and its related entities) and has discussed with the auditors their independence from AMAC;

         Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in AMAC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         Submitted by the Audit Committee of AMAC's Board of Trustees:

                                                Peter T. Allen - Chairman
                                                Arthur P. Fisch

STOCK PERFORMANCE GRAPH

         The following stock performance graph compares AMAC's performance to the S&P 500 and the NAREIT Mortgage REIT Index. The graph assumes a $100 investment on July 1, 1999. All stock price performance figures includes the reinvestment of dividends.

                COMPARISON OF 18 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG AMERICAN MORTGAGE ACCEPTANCE COMPANY,
                THE S&P 500 INDEX AND THE NAREIT MORTGAGE INDEX


                              [PERFORMANCE GRAPH]

* $100 invested on 7/1/99 in stock or on 6/30/99 in index - including reinvestment of dividends.
    Fiscal year ending December 31.


CUMULATIVE TOTAL RETURN
-----------------------
                                7/1/99                     12/99                      12/00
                                ------                     -----                      -----
AMAC .....................   $  100.00                  $  74.05                   $  78.77
S & P 500 ................      100.00                    107.71                      97.90
NAREIT MORTGAGE ..........      100.00                     58.84                      68.23


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Deloitte & Touche LLP have been and are presently the independent auditors for AMAC. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and to be available to respond to appropriate questions from Shareholders.

         The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of AMAC's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in AMAC's Quarterly Reports on Form 10-Q for that fiscal year were $48,500. Deloitte did not provide AMAC with any professional services for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000. The aggregate fees billed by Deloitte for services rendered to AMAC other than the services described above, for the fiscal year ended December 31, 2000 were $30,000, primarily for income tax return preparation and related consultations.

                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by AMAC. Brokers and nominees should forward soliciting materials to the beneficial owners of the Shares held of record by such person, and AMAC will reimburse them for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by trustees and officers of AMAC and the Advisor by personal interview or telephone.

                                VOTING PROCEDURES

         Equiserve, LP (the "Inspector") has been appointed the inspector of elections. The Inspector will count all votes cast, in person or by submission of a properly executed proxy, received at or prior to the Meeting. Abstentions and "broker non-votes" (nominees holding Shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the Meeting. However, abstentions and broker non-votes will have no effect on the vote because the vote required is a plurality of the votes actually cast (assuming the presence of a quorum).

                              SHAREHOLDER PROPOSALS

         Any proposal by a Shareholder of AMAC intended to be presented at the 2002 Annual Meeting of Shareholders must be received by AMAC at its principal executive office not later than January 6, 2002 for inclusion in AMAC's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the Commission.

                           ANNUAL REPORT ON FORM 10-K

         UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING, AMAC WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. Requests should be addressed to Veronica Hunt at American Mortgage Acceptance Company, 625 Madison Avenue, New York, New York 10022-1801.

                                 OTHER BUSINESS

         The Board of Trustees does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

         It is important that your Shares be represented at the Meeting. If you are unable to be present in person, please complete, date, sign and return the enclosed stamped, self-addressed proxy-card. Your failure to do so will increase the costs of operating AMAC and decrease the return on your investment.

                                 By Order of the Board of Trustees


                                 /s/ Stuart J. Boesky
                                 ------------------------
April 30, 2001                   Stuart J. Boesky
                                 Chairman, President and Chief Executive Officer

                                      Proxy

                      AMERICAN MORTGAGE ACCEPTANCE COMPANY

                               625 Madison Avenue
                            New York, New York 10022

                       SOLICITED BY THE BOARD OF TRUSTEES
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Alan P. Hirmes, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all shares of beneficial interest of American Mortgage Acceptance Company ("AMAC") held of record by the undersigned on April 16, 2001 at the Annual Meeting of Shareholders to be held on June 12, 2001 and any adjournments thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL. THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

         PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

[SEE REVERSE SIDE]                                            [SEE REVERSE SIDE]

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of AMAC that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.



Sincerely,


American Mortgage Acceptance Company

--------------------------------------------------------------------------------

                                   DETACH HERE

[X] Please mark votes as in this example.

THE BOARD OF TRUSTEES RECOMMENDS A  VOTE "FOR" EACH OF THE LISTED PROPOSALS

1.   Election of Trustees.               2. In their discretion, the proxies are
     Nominees: Stuart J. Boesky,         authorized to vote upon any other
     Peter T. Allen Arthur P. Fisch      business that may properly come before.
                                         the meeting

           FOR      WITHELD
           [ ]       [ ]

[ ]
   ---------------------------------
   For both nominees except as noted above

    MARK HERE FOR ADDRESS CHANGE AND NOTE
    AT RIGHT [ ]
    Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.



Signature:                   Date:       Signature:                 Date:
          -------------------     -------          -----------------     -------